February 5, 2013	Exhibit 16.1

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for First Place Financial Corp. (the Company) and, under the date of September 22, 2010, we reported on the consolidated financial statements of the Company as of and for the year ended June 30, 2010, and the effectiveness of internal control over financial reporting as of June 30, 2010. On December 2, 2010, the Audit Committee of the Board of Directors of the Company determined that the Company’s previously issued financial statements as of and for the fiscal year ended June 30, 2010, and its report on internal control as of June 30, 2010, as presented in the Company’s Annual Report on Form 10-K, could no longer be relied upon, resulting in the withdrawal of KPMG’s reports described above. On January 25, 2013, we resigned. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated February 5, 2013, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements in the 3rd, 4th and 5th paragraphs.

Very truly yours,

/s/ KPMG LLP

KPMG LLP